Exhibit 4.1

The Common Shares represented by this certificate are subject to restrictions on transfer for the purpose of the Trust's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as provided in the Amended and Restated Declaration of Trust of the Trust ("Trust Agreement"), no Person may (i) Beneficially or Constructively Own Common Shares in excess of 8.3% (or such other percentage as may be determined by the Board of Trustees) of the number of outstanding Common Shares, unless such Person is the Excluded Holder (in which case the Excluded Holder Limit shall be applicable); (ii) Beneficially or Constructively Own Preferred Shares of any series of Preferred Shares in excess of 9.8% of the number of outstanding Preferred Shares of such series; (iii) Beneficially Own Equity Shares that would result in the Equity Shares being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution); (iv) Beneficially Own Equity Shares that would result in the Trust being "closely held" under Section 856(h) of the Code; or (v) Constructively Own Equity Shares that would cause the Trust to Constructively Own 10% or more of the ownership interests in a tenant of the Trust's real property, within the meaning of Section 856(d)(2)(B) of the Code. Any Person who attempts to Beneficially or Constructively Own shares of Equity Shares in excess of the above limitations must immediately notify the Trust in writing. If any restrictions above are violated, the Equity Shares represented hereby will be transferred automatically to a Share Trust and shall be designated Shares-In-Trust to a trustee of a trust for the benefit of one or more charitable beneficiaries. In addition, upon the occurrence of certain events, attempted transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meaning defined in the Trust Agreement, as the same may be further amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each shareholder who so requests. Such requests must be made to the secretary of the Trust at its principal office.

Number
RA- 2914

Shares

RAIT FINANCIAL TRUST

COMMON SHARES OF BENEFICIAL INTEREST
PAR VALUE $.03 PER SHARE

CUSIP 749227 60 9
SEE REVERSE FOR CERTAIN DEFINITIONS

THIS CERTIFIES THAT

(the "Holder") is the owner of Common Shares

of beneficial interest (the "Common Shares") of RAIT FINANCIAL TRUST (the "Trust"), a statutory real estate investment trust formed under the laws of the State of Maryland, representing undivided beneficial interests in the Trust. Subject to the restrictions set forth in Article VII of the Trust Agreement (as defined below), the Common Shares are transferable on the books and records of the Trust, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer.

The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Common Shares are set forth in, and this certificate and the Common Shares represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Declaration of Trust of the Trust, dated as of November 12, 1997, as the same may be amended from time to time (the "Trust Agreement"). The Trust will furnish a copy of the Trust Agreement to the Holder without charge upon written request to the Trust at its principal place of business or registered office.

Upon receipt of this certificate, the Holder is bound by the Trust Agreement and is entitled to the benefits thereunder.

This certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

IN WITNESS WHEREOF, the Trust has caused this certificate to be signed in facsimile by its duly authorized officers.

Countersigned and Registered by:
AMERICAN STOCK TRANSFER & TRUST COMPANY,
TRANSFER AGENT AND REGISTRAR

By:

AUTHORIZED SIGNATURE

RAIT FINANCIAL TRUST CORPORATE SEAL 1997 MARYLAND

Raphael Licht
SECRETARY

Scott F. Schaeffer
CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenants in common	UNIF GIFT MIN ACT -	........... Custodian ...................
TEN ENT	-	as tenants by the entireties		(Cust) (Minor)
JT TEN	-	as joint tenants with right of survivorship and not as tenants in common		under Uniform Gifts to Minors Act ........................................
(State)

			UNIF TRF MIN ACT -	......... Custodian (until age ......)
(Cust)
..............under Uniform Transfers
(Minor)
to Minors Act ..........................
(State)

Additional abbreviations may also be used though not in the above list.

For Value received, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE, OF ASSIGNEE

of the Common Shares represented by the within Certificate, and do hereby irrevocably constitute(s) and appoint(s)

Attorney

to transfer the said Common Shares on the books of the Trust with full power of substitution in the premises.

Dated:
Assignor

Assignor

In presence of

NOTICE:	THE SIGNATURE(S) TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME(S) AS WRITTEN UPON THE FACE OF THE CERTIFICATE, IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT, OR ANY CHANGE WHATEVER.

Signature(s) Guaranteed:

By
THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.